Exhibit 10.10
PARK-OHIO INDUSTRIES, INC.
March 10, 2008
Mr. Edward F. Crawford
6065 Parkland Blvd.
Cleveland, Ohio 44124
Dear Mr. Crawford:
     In consideration of your major contributions to the profitability, growth and financial strength of Park-Ohio Industries, Inc. (the “Company”), effective March 10, 2008, the Company agrees to provide you with a non-qualified defined contribution retirement benefit (the “Retirement Benefit”) on the terms and conditions set forth below.
1.	Retirement Benefit Account. The Company will establish and maintain on its books an account for you (the “Account”) which will reflect the amount of your Retirement Benefit. The Company will credit to your Account $93,750 (the “Retirement Benefit Contributions”) within 30 days after each March 31, June 30, September 30, and December 31 (each a “Contribution Date”) that occurs during the seven year period beginning on March 31, 2008 and ending on December 31, 2014, provided that you are an employee of the Company on the applicable Contribution Date and have not had a “Termination of Employment” (as defined in the Supplemental Executive Retirement Plan for Edward F. Crawford) from the Company and any affiliates prior to the applicable Contribution Date.
2.	Hypothetical Investment of Account. The Company will designate as a hypothetical investment fund or funds under this Agreement one or more of the investment funds provided under the Park-Ohio Industries, Inc. 2005 Supplemental Defined Contribution Plan and may, in addition, designate as hypothetical investment funds other investment funds from time to time at the sole discretion of the Company. You may elect one or more hypothetical investment funds designated by the Company for the purposes of tracking the hypothetical investment of amounts credited to your Account. Such an election may be made and/or changed in accordance with rules and procedures established by the Company. Periodically, your Account will be credited with or charged for any income, expenses, gains or losses which would be applicable if such Account had actually been invested in the hypothetical investment fund(s) you select.
3.	Vesting. You will always be 100% vested in your Retirement Benefit.

4.	Payment.
(a)	Your entire Account balance will be paid in cash to you in a single lump sum within 30 days after your Termination of Employment (your “Distribution Date”). Notwithstanding the preceding sentence, if you are a “specified employee”

(determined pursuant to procedures adopted by the Corporation in compliance with Section 409A of the Code) on the date of your Termination of Employment, then to the extent necessary to comply with Section 409A, your entire Account balance will be paid on the first business day of the seventh month after your Termination of Employment.
(b)	Notwithstanding the preceding paragraph (a), you may elect to change the Distribution Date of your Account balance. To make a change to your Distribution Date, (i) you must make your election in writing to the Company at least one year prior to your Distribution Date and (ii) you must elect a new date on which your Account will be distributed that is at least 5 years after your original Distribution Date. Your election will not take effect until 12 months after the date on which you make the election.

(c)	Any cash amounts under this agreement that remain unpaid as of the date of your death will be paid in cash to the beneficiary you have designated on a written form that is filed with the Company. If there is no designated beneficiary filed with the Company, then the Company will make the payment to your estate.
5.	Miscellaneous.
(a)	You acknowledge and agree that nothing contained in this agreement obligates the Company or any one of its affiliates to employ you for any specific term.

(b)	You acknowledge and agree that you will have the status of a general unsecured creditor of the Company, and the Retirement Benefit constitutes a mere promise by the Company to make payments to you in the future. The Retirement Benefit at all times will be entirely unfunded for tax purposes and for purposes of Title I of ERISA. Notwithstanding the forgoing, the Corporation will establish or participate in one or more trusts for the purpose of setting aside funds to provide for the payment of the Retirement Benefit. To the extent that the Corporation makes contributions to such a trust or trusts, such contributions may be invested in one or more investment funds thereunder as will be agreed to between the Corporation and the Trustee. You will not have any interest in any particular assets of the Company by reason of the right to receive the Retirement Benefit. The trust created by the Company and any assets held by the trust to assist the Company in meeting its obligations under the agreement will remain subject to the claims of the Company’s creditors and will satisfy the requirements of a grantor trust under the Code. Except with respect to transfers to such a trust, no provision will at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. Notwithstanding any provision of the agreement to the contrary, no amounts will be transferred to a trust pursuant to this paragraph if, pursuant to Section 409A(b)(3)(A) of the Code, such amount would, for purposes of Section 83 of the Code, be treated as property transferred in connection with the performance of services.

(c)	To the extent applicable, it is intended that this agreement comply with the provisions of Section 409A. This agreement will be interpreted and administered in a manner consistent with this intent. References to Section 409A will include any proposed, temporary or final regulation, or any other guidance, promulgated with respect to such section by the U.S. Department of Treasury or the Internal Revenue Service.

(d)	This agreement may not be modified, amended or waived in any manner other than by an instrument in writing signed by you and the Company.

(e)	This agreement will be governed, controlled and determined in accordance with the applicable provisions of federal law and, to the extent not preempted by federal law, the laws of the State of Ohio, without regard to the conflicts of law rules of such state.

(f)	The Company may withhold from any amounts payable under this agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.
[Signature page follows.]

     Please indicate your acceptance of the terms of this agreement by signing this agreement below and returning it to the Company. A copy will be provided to you.

PARK-OHIO INDUSTRIES, INC.

	By:	/s/ Robert D. Vilsack

	Its:	Secretary and General Counsel

Accepted and agreed to as of this 10th day

of March, 2008.

/s/ Edward F. Crawford Edward F. Crawford